NEUBERGER BERMAN EQUITY FUNDS
TRUST CLASS
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

     The Series currently subject to this Agreement are as follows:

Neuberger Berman Dividend Fund
Neuberger Berman Energy Fund

Neuberger Berman Equity Income Fund
Neuberger Berman Focus Fund
Neuberger Berman Global Real Estate Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Partners Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Regency Fund

Neuberger Berman Research Opportunities Fund

Neuberger Berman Small and Mid Cap Growth Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Socially Responsive Fund

Date: December 19, 2008